UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA	90746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 735-0085

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2010, U.S. Auto Parts Network (Philippines) Corporation, a wholly owned subsidiary of the Company (“Subsidiary”, “us” or “we”), entered into a lease agreement with Robinsons Land Corporation (“Robinsons”) for the leasing of approximately 39,668 square feet of commercial office space located at Robinsons Cybergate Plaza, EDSA, Mandaluyong City, Philippines.

The lease will enable us to consolidate our office space in the Philippines from six floors in two buildings into one space in a new building.

The term of the lease is 63 months, with certain rental incentives provided to us by Robinsons. The lease shall commence upon our receipt of PEZA (Philippine Economic Zone Authority) approval or 60 days after execution, whichever is earlier and, after 39 months, we can terminate the lease in exchange for payment of a pre-payment privilege that declines as the term of the lease nears expiration and does not exceed four months’ rent. We additionally have the option to renew the lease at the end of the initial 63 month term for an additional 60 months. Rent shall be approximately $24,000 per month for the first two years of the lease, with a 5% annual escalation in years three through five. Under the new lease, total occupancy cost is estimated to decrease. A security deposit of approximately $76,000 must also be paid to Robinsons. There is no relationship between us and Robinsons.

Under the terms of the lease, we are required to maintain insurance and to indemnify the Landlord for losses incurred that are related to our use or occupancy of the property. With certain exceptions, we are also required to maintain at our cost the property, utility installations used by us, such as the HVAC system, and alterations we make or fixtures we add to the property.

The description of the lease agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the complete text of the lease agreement itself, a copy of which is will be filed in our next Annual Report on Form 10-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 above which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

A copy of the lease agreement described in Item 1.01 above will be filed with our next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 13, 2010	U.S. AUTO PARTS NETWORK, INC.

	By:	/S/ SHANE EVANGELIST
Shane Evangelist
Chief Executive Officer